1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com ___________________________________

January 28, 2020

Guggenheim Funds Trust
702 King Farm Boulevard, Suite 200
Rockville, MD 20850

Re:	Guggenheim Funds Trust
File Nos. 002-19458 and 811-01136

Dear Ladies and Gentlemen:

We have acted as counsel for Guggenheim Funds Trust (the “Trust” or the “Registrant”), a Delaware statutory trust, in connection with the filing of Post-Effective Amendment No. 277 to the Registrant’s registration statement on Form N-1A under the Securities Act of 1933 (the “1933 Act”) and Amendment No. 277 under the Investment Company Act of 1940 (the “Registration Statement”) relating to the issuance and sale by the Registrant of the shares of the series and classes listed in Appendix A (the “Fund”).

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinion set forth herein, we have examined the following Trust documents: the Trust’s Amended and Restated Declaration of Trust; the Trust’s Amended and Restated By-Laws; and such other Trust records, certificates, resolutions and documents that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a certificate dated January 24, 2020 issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration

Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of the Fund have been duly authorized for issuance and, when issued and delivered against payment therefore in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

Appendix A

Series and Classes

Series	Classes
Guggenheim Alpha Opportunity Fund	A, B, C, Institutional, P and R6
Guggenheim Capital Stewardship Fund	A, C, Institutional, P and R6
Guggenheim Diversified Income Fund	A, C, Institutional, P and R6
Guggenheim Floating Rate Strategies Fund	A, C, Institutional, P and R6
Guggenheim High Yield Fund	A, B, C, Institutional, P and R6
Guggenheim Investment Grade Bond Fund	A, B, C, Institutional, P and R6
Guggenheim Large Cap Value Fund	A, B, C, Institutional, P and R6
Guggenheim Limited Duration Fund	A, C, Institutional, P and R6
Guggenheim Macro Opportunities Fund	A, C, Institutional, P and R6
Guggenheim Market Neutral Real Estate Fund	A, C, Institutional, P and R6
Guggenheim SMid Cap Value Fund	A, B, C, P, Institutional and R6
Guggenheim SMid Cap Value Institutional Fund	Institutional and R6
Guggenheim Multi-Asset Fund	A, C, Institutional, P and R6
Guggenheim Municipal Income Fund	A, C, Institutional, P and R6
Guggenheim Risk Managed Real Estate Fund	A, C, Institutional, P and R6
Guggenheim Small Cap Value Fund	A, C, Institutional, P and R6
Guggenheim StylePlus—Large Core Fund	A, B, C, Institutional, P and R6
Guggenheim StylePlus—Mid Growth Fund	A, B, C, Institutional, P and R6
Guggenheim Total Return Bond Fund	A, C, Institutional, P and R6
Guggenheim Ultra Short Duration Fund	A, Institutional, P and R6
Guggenheim World Equity Income Fund	A, B, C, Institutional, P and R6